Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
November 10, 2008	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

Results of Indiana Member Board of Director Election

Indianapolis, IN—The Federal Home Loan Bank of Indianapolis (FHLBI) announced today the certified results of the Indiana election of member directors to its Board of Directors for terms beginning January 1, 2009, and ending December 31, 2012.

Christopher A. Wolking, Senior Executive Vice President & CFO, Old National Bank, Evansville, IN, was elected to the first open Indiana seat. Maurice F. Winkler III, President & CEO, Peoples Federal Savings Bank of DeKalb County, Auburn, IN, was elected to the second open Indiana seat.

Robert F. Fix, President & CEO, Richmond Mutual Bancorporation, Richmond, IN, was ineligible to run for re-election due to term limits. Michael F. Petrie, Chairman & CEO, Greensfork Township State Bank, Spartanburg, IN, did not seek re-election.

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Building Partnerships. Serving Communities.

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.